Exhibit 10.5

Summary of Robert P. Cathey Employment Arrangement

On August 30, 2009, Ecosphere’s Board of Directors approved a compensation package for Robert P. Cathey, formerly our Senior Vice President of and Chief Operating Officer of EES. Mr. Cathey receives an annual base salary of $125,000 per year and was granted 600,000 stock options exercisable at $0.36 per share, all of which are vested at December 31, 2011. In addition, Mr. Cathey receives one half percent of EES field services revenues. In April 2011, Mr. Cathey was named President and Chief Executive Officer of EES.